Exhibit 10.2

Execution Version

SHAREHOLDER SUPPORT AGREEMENT

by and among

CF ACQUISITION CORP. V,

SATELLOGIC INC.,

NETTAR GROUP, INC.

and certain

SHAREHOLDERS OF NETTAR GROUP, INC.

Dated as of July 5, 2021

SHAREHOLDER SUPPORT AGREEMENT

This SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of July 5, 2021 by and among the persons identified on Schedule I hereto (each, a “Shareholder” and collectively the “Shareholders”), CF Acquisition Corp. V, a Delaware corporation (“SPAC”), Satellogic Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands (“PubCo”) and Nettar Group, Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger dated as of the July 5, 2021 (as amended from time to time, the “Merger Agreement”) by and among PubCo, SPAC, Ganymede Merger Sub 1 Inc., a business company with limited liability incorporated under the laws of the British Virgin Islands and a direct wholly owned subsidiary of PubCo (“Merger Sub 1”), Ganymede Merger Sub 2 Inc., a Delaware corporation and a direct wholly owned subsidiary of PubCo (“Merger Sub 2”) and the Company.

WHEREAS, each Shareholder owns the number and class(es) of Company Shares, par value $0.00001 per share, set forth next to the name of such Shareholder on Schedule I (collectively, together with all other securities of the Company that such Shareholder purchases or otherwise acquires beneficial or record ownership of or becomes entitled to vote during the Restricted Period (as defined below), including by reason of any stock split, stock dividend, distribution, reclassification, recapitalization, conversion or other transaction, or pursuant to the vesting of restricted stock units or the exercise of options or warrants to purchase such shares or rights, the “Shareholder Shares”);

WHEREAS, the Board of Directors of the Company has approved this Agreement and the execution, delivery and performance thereof by the parties hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, PubCo, Merger Sub 1, Merger Sub 2 and the Company are entering into the Merger Agreement, which provides for, among other things, the merger of Merger Sub 1 with and into the Company (with the Company surviving such merger as a wholly-owned subsidiary of PubCo), and the merger of Merger Sub 2 with and into SPAC (with SPAC surviving such merger as a wholly-owned subsidiary of PubCo) upon the terms and subject to the conditions set forth therein (collectively, the “Mergers”);

WHEREAS, obtaining the Company Written Consent is a condition precedent to the consummation of the Mergers;

WHEREAS, as a condition and inducement to SPAC’s willingness to enter into the Merger Agreement, SPAC has required each Shareholder, except with respect to Company Series X Preference Shares, to enter into this Agreement and a Lock-Up Agreement entered into concurrently herewith (the “Lock-Up Agreement”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

Section 1 Covenants of the Shareholders.

(a) During the period beginning on the date of this Agreement and ending on the earlier of (x) the Closing, (y) the date on which the Merger Agreement is validly terminated in accordance with its terms or (z) with respect to the obligations of any certain Shareholder hereunder, the amendment or modification of the Merger Agreement (including, for the avoidance of doubt, the exhibits attached thereto) without such Shareholder’s consent in a manner that materially adversely affects such Shareholder (such period, the “Restricted Period”), each Shareholder, severally and not jointly, hereby agrees:

(i) (A) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of the Company, however called, and in any action by written consent of the shareholders of the Company, at which the Merger Agreement and other related agreements (or any amended version thereof) or such other related actions, are submitted for the consideration of the shareholders of the Company, to vote, or to cause the voting of, the Shareholder Shares in favor of: (1) the approval and adoption of the Merger Agreement; and (2) the Mergers and the other Transactions, including the Convertible Notes, the Ancillary Agreements and all other agreements related to the Merger to which the Company or any of its Subsidiaries is a party; and (B) promptly, but in no event later than five (5) Business Days, after the registration statement filed with the SEC on Form F-4 is declared effective, to execute and deliver the Company Written Consent and, if requested by SPAC, to execute and deliver further written consents with respect to the Shareholder Shares approving any matter referred to in sub-clause (1) or (2) of the preceding clause (A); and

(ii) (A) at each such meeting, and at any adjournment or postponement thereof, and in any such action by written consent, to vote, or to cause the voting of, the Shareholder Shares against (other than pursuant to, or in furtherance of, the Mergers and the other Transactions): (1) any action, proposal, transaction or agreement that is intended or that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, prevent or delay the consummation of, or otherwise adversely affect, the Mergers, the Convertible Notes or any of the other Transactions, the Merger Agreement or any of the other agreements related to the Mergers (including the Ancillary Agreements to which the Company or any of its Subsidiaries is a party) including: (aa) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries (other than the Mergers); (bb) a sale, lease or transfer of any material asset of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries (other than the Mergers); (cc) an election of new members to the Company Board, other than nominees to the Company Board approved in writing by SPAC; (dd) any change in the present capitalization or dividend policy of the Company or any of its Subsidiaries or any amendment or other change to the Company’s memorandum and articles of association or the organizational documents of any Subsidiary of the Company (other than as expressly contemplated in or permitted by the Merger Agreement or the Ancillary Agreements), except if approved in writing by SPAC; (ee) any other change in the corporate structure (other than the Mergers) or business of the Company or any of its Subsidiaries, except if approved in writing by SPAC; or (ff) the execution of any convertible debt or equity agreements, subscription agreements or other similar agreements with respect to equity or other securities in the Company or any of its Subsidiaries (other than the Mergers); (2) any Acquisition Proposal or Alternative Transaction; (3) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, agreement, representation or warranty of the Company contained in the Merger Agreement or of such Shareholder contained in this Agreement; or (4) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Mergers set forth in Article IX of the Merger Agreement not being fulfilled; (5) any action that would preclude PubCo from filing with the SEC a registration statement on Form F-4 as contemplated by the Merger Agreement; and (6) any action that would preclude SPAC from filing with the SEC the Proxy Statement as contemplated by the Merger Agreement; and (B) not to approve or otherwise consent to any matter referred to in any of sub-clauses (1) through (6) of the preceding clause (A) by written consent.

(b) During the Restricted Period, each Shareholder shall not, and shall cause such Shareholder’s Affiliates not to, directly or indirectly, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning any Nettar Company to any Person relating to, an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any Nettar Company in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into, or encourage any Nettar Company to enter into, any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state in connection with an Acquisition Proposal or Alternative Transaction, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction.

(c)   Each Shareholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived, any rights to seek appraisal, rights of dissent or any similar rights in connection with the Merger Agreement, the Mergers and the transactions contemplated thereby, including under Section 179 of the BVI Act, that such Shareholder may have with respect to the Shareholder Shares owned beneficially or of record by such Shareholder.

(d) Subject to and conditioned upon the Closing, each Shareholder hereby agrees that each of the following to which such Shareholder is a party shall terminate (provided that all Terminating Rights (as defined below) between the Company or any of its Subsidiaries and any other holder of Company Shares shall also terminate at such time), effective immediately prior to the Closing: (i) the IRA (other than Section 2.11 thereof (“Market Stand-off” Agreement) and, in connection therewith, Section 6 thereof (Miscellaneous), which shall remain in full force and effect with respect to any party to the IRA (other than holders of Company Series X Preference Shares) which does not enter into the Lock-Up Agreement); (ii) the ROFR Agreement; (iii) the Voting Agreement; (iv) the Side Letter(s); (v) any subscription or other purchase agreements relating to Company Shares; and (vi) if applicable to any Shareholder, any rights under any agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to shareholders of the Company (the “Terminating Rights”) between Shareholder and the Company, but excluding, for the avoidance of doubt, any rights such Shareholder may have that relate to any non-disclosure agreements, employment agreements, offer letters, consulting agreements, indemnification agreements, invention assignment agreements or any other agreements providing the Company rights in intellectual property by and between such Shareholder and the Company or any Subsidiary, which shall survive in accordance with their terms (collectively, “Surviving Rights”).

(e)   Each Shareholder hereby agrees that he, she or it shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such Ancillary Agreements as may be necessary to satisfy any condition to the Closing under the Merger Agreement, in substantially the form previously provided to the Shareholder as of the date of this Agreement, (ii) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments (including to amend the Company Governing Documents), (iii) consent to the termination or amendment of such other agreement (other than with respect to the Surviving Rights) and (iv) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing all things, in each case, as another party hereto may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement (in substantially the form previously provided to the Shareholder as of the date of this Agreement), including the Mergers.

Section 2 Irrevocable Proxy. Each Shareholder hereby revokes any proxies that such Shareholder has heretofore granted with respect to such Shareholder’s Shareholder Shares (other than pursuant to Section 3.2 of the Voting Agreement), hereby irrevocably constitutes and appoints the Company as attorney-in-fact and proxy for the purposes of complying with the obligations hereunder in accordance with the BVI Act for and on such Shareholder’s behalf, for and in such Shareholder’s name, place and stead, in the event that such Shareholder fails to comply in any material respect with his, her or its obligations hereunder in a timely manner, to vote the Shareholder Shares of such Shareholder and grant all written consents thereto in each case in accordance with the provisions of Sections 1(a)(i) and (ii) and represent and otherwise act for such Shareholder in the same manner and with the same effect as if such Shareholder were personally present at any meeting held for the purpose of voting on the foregoing. The foregoing proxy is coupled with an interest, is irrevocable (and, with respect to any Shareholder that is an individual, as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Shareholder) until the end of the Restricted Period and shall not be terminated by operation of Law or upon the occurrence of any other event other than following a termination of this Agreement pursuant to Section 7.13. Each Shareholder authorizes such attorney-in-fact and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 2 is given in connection with the execution by the Company of the Merger Agreement and that such irrevocable proxy is given to secure the obligations of such Shareholder under Section 1. The irrevocable proxy set forth in this Section 2 is executed and intended to be irrevocable. Each Shareholder agrees not to grant any proxy that conflicts or is inconsistent with the proxy granted to the Company in this Agreement.

Section 3 Representations and Warranties of the Shareholders. Each Shareholder represents and warrants to SPAC, severally and not jointly, as follows:

3.1 Authorization. If such Shareholder is an individual, such Shareholder has all requisite capacity to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. If such Shareholder is not an individual, such Shareholder (a) is a corporation, partnership, limited liability company, trust or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, (b) has all requisite power and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (c) the execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Shareholder and no other proceedings on the part of any such Shareholder or such Shareholder’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due execution and delivery by SPAC, constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought.

3.2.	Consents and Approvals; No Violations.

(a) The execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Governmental Order, consent or approval of, or other action by or in respect of, any Governmental Authority, Nasdaq or the NYSE on the part of such Shareholder.

(b) The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate any provision of the organizational documents of such Shareholder if such Shareholder is not an individual, (ii) conflict with or violate, in any respect, any Law applicable to such Shareholder or by which any property or asset of such Shareholder is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) pursuant to, any of the terms, conditions or provisions of any Contract to which such Shareholder is a party or by which any of such Shareholder’s properties or assets are bound or any Governmental Order or Law applicable to such Shareholder or such Shareholder’s properties or assets, or (iv) result in the creation of a Lien on any property or asset of such Shareholder, except in the case of clauses (ii) and (iv) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of such Shareholder to timely perform its obligations hereunder or consummate the transactions contemplated hereby. If such Shareholder is a married individual and is subject to community property laws, such Shareholder’s spouse has consented to this Agreement by having executed a spousal consent in the form attached hereto as Exhibit A.

3.3 Ownership of Shareholder Shares. Such Shareholder (a) is the sole record and beneficial owner of all of the Shareholder Shares listed next to the name of such Shareholder on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws), (b) has the sole voting power with respect to such Shareholder Shares and (c) has not entered into any voting agreement (other than this Agreement and the Voting Agreement) with or granted any Person any proxy (revocable or irrevocable) with respect to such Shareholder Shares (other than this Agreement and Section 3.2 of the Voting Agreement). Except as set forth on Schedule I, neither such Shareholder nor any family member of such Shareholder (if such Shareholder is an individual) nor any of the Affiliates of such Shareholder or of such family member of such Shareholder (or any trusts for the benefit of any of the foregoing) owns, of record or beneficially, or has the right to acquire any securities of the Company. As of the time of any meeting of the shareholders of the Company referred to in Section 1(a)(i) and with respect to any written consent of the shareholders of the Company referred to in clause (B) of each of Section 1(a)(i) or (ii), such Shareholder or such Shareholder’s Permitted Transferee (as defined hereinafter) will be the sole record and beneficial owner of all of the Shareholder Shares listed next to the name of such Shareholder on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws), except with respect to any Shareholder Shares transferred pursuant to a Permitted Transfer (as defined hereinafter).

3.4 Contracts with the Company. Except for (a) the Contracts described in Section 1(d) of this Agreement, (b) any Contract listed in Section 3.5(a)(viii) of the Company Disclosure Letter (which, for the avoidance of doubt, includes all Contracts described in Section 1(d) of this Agreement, including any Contracts relating to Surviving Rights) and (c) any agreement pursuant to which such Shareholder purchased or received any Shareholder Shares or Company Options which was shared with SPAC in the Company’s virtual data room for the Mergers and the Transactions, neither such Shareholder nor any family member of such Shareholder (if such Shareholder is an individual) nor any of the Affiliates of such Shareholder or of such family member of such Shareholder is a party to any Contract with the Company and/or any of its Subsidiaries.

3.5 Independent Advice. Such Shareholder has received a copy of and has reviewed the Merger Agreement, the Lock-Up Agreement (if applicable to such Shareholder) and the other documentation relating to the Mergers and the Transactions (including any other Ancillary Agreements to which the Company or any of its Subsidiaries is a party) and has had an opportunity to discuss such agreements and this Agreement with legal, financial and tax advisors of his, her or its own choosing, and has had the opportunity to review such information regarding the Company as such Shareholder deems relevant or appropriate.

Section 4 No Transfers.

(a) Each Shareholder hereby agrees not to, during the Restricted Period, Transfer (as defined below), or cause to be Transferred, any Shareholder Shares or Company Options owned of record or beneficially by such Shareholder, or any voting rights with respect thereto (“Subject Securities”), or enter into any Contract with respect to conducting any such Transfer. Each Shareholder hereby authorizes SPAC to direct the Company to impose stop, transfer or similar orders to prevent the Transfer of any Subject Securities on the books of the Company in violation of this Agreement. Any Transfer or attempted Transfer of any Subject Securities in violation of any provision of this Agreement shall be void ab initio and of no force or effect.

(b)“Transfer” means (i) any direct or indirect sale, tender pursuant to a tender or exchange offer, assignment, encumbrance, disposition, pledge, hypothecation, gift or other transfer (by operation of law or otherwise), either voluntary or involuntary, of any capital stock, options or warrants or any interest (including any beneficial ownership interest) in any capital stock, options or warrants (including the right or power to vote any capital stock) or (ii) in respect of any capital stock, options or warrants or interest (including any beneficial ownership interest) in any capital stock, options or warrants to directly or indirectly enter into any swap, derivative or other agreement, transaction or series of transactions, in each case referred to in this clause (ii) that has an exercise or conversion privilege or a settlement or payment mechanism determined with reference to, or derived from the value of, such capital stock, options or warrants and that hedges or transfers, in whole or in part, directly or indirectly, the economic consequences of such capital stock, options or warrants or interest (including any beneficial ownership interest) in capital stock, options or warrants whether any such transaction, swap, derivative or series of transactions is to be settled by delivery of securities, in cash or otherwise. A “Transfer” shall not include the transfer of Subject Securities by a Shareholder to such Shareholder’s estate, such Shareholder’s immediate family, to a trust for the benefit of such Shareholder’s family, upon the death of such Shareholder or to an Affiliate of such Shareholder (each such transferee a “Permitted Transferee” and each such transfer, a “Permitted Transfer”). As a condition to any Permitted Transfer, the applicable Permitted Transferee shall be required to become a party to this Agreement and the Lock-Up Agreement (if applicable to such Shareholder) by signing a joinder agreement hereto and thereto in form and substance reasonably satisfactory to SPAC (each a “Joinder”). References to “the parties hereto” and similar references shall be deemed to include any later party signing a Joinder.

(c) Each Shareholder hereby agrees not to, and not to permit any Person under such Shareholder’s control to deposit any of such Shareholder’s Shareholder Shares in a voting trust or subject any of the Shareholder Shares owned beneficially or of record by such Shareholder to any arrangement with respect to the voting of such Shareholder Shares other than agreements entered into with SPAC.

Section 5 Waiver and Release of Claims. Each Shareholder covenants and agrees, severally with respect to such Shareholder only and not with respect to any other Shareholder, as follows:

(a) Effective as of the Closing, subject to the limitations set forth in paragraph (c) below, each Shareholder, on behalf of such Shareholder and his, her or its Affiliates and his, her or its respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing, does hereby unconditionally and irrevocably release, waive and forever discharge each of the Nettar Companies, PubCo, SPAC, Merger Sub 1, Merger Sub 2, CFAC Holdings V, LLC and each of their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, Subsidiaries and Affiliates, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”), including any and all Claims arising out of or relating to (i) the Shareholder’s capacity as a current or former shareholder, officer or director, manager, employee or agent of the Company or any of its predecessors or Affiliates (or his, her or its capacity as a current or former trustee, director, officer, manager, employee or agent of any other entity in which capacity he, she or it is or was serving at the request of the Company or any of its Subsidiaries), or (ii) any contract with the Company or any of its Subsidiaries entered into or established prior to the Closing, including any voting agreement, investors’ rights agreement, right of first refusal and co-sale agreement, management rights letter, or similar shareholders agreements or side letters, equity purchase agreements or previous noncompetition agreements (the “Company Contracts”), with the effect that, without derogating from Section 1(d), any such Company Contract, including any provision purporting to survive termination of such Company Contract and without regard to any notice requirement thereunder, is hereby terminated in its entirety with respect to such Shareholder.

(b) Each Shareholder acknowledges that he, she or it may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of this Agreement, and that he, she or it may hereafter come to have a different understanding of the law that may apply to potential claims which he, she or it is releasing hereunder, but he, she or it affirms that, except as is otherwise specifically provided herein, it is his, her or its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, each of the Shareholders acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law. Each Shareholder knowingly and voluntarily waives and releases any and all rights and benefits that he, she or it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous Law of any other jurisdiction), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Each Shareholder understands that Section 1542, or a comparable Law of another jurisdiction, gives such Shareholder the right not to release existing claims of which the Shareholder is not aware, unless the Shareholder voluntarily chooses to waive this right. Having been so apprised, each Shareholder nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable Law, and elects to assume all risks for claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 5, in each case, effective at the Closing. Each Shareholder acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 5 and that, without such waiver, SPAC would not have agreed to the terms of this Agreement.

(c) Notwithstanding the foregoing provisions of this Section 5 or anything to the contrary set forth herein, no Shareholder or any of its Affiliates releases or discharges, and each Shareholder expressly does not release or discharge, any Claims: (i) that arise under or are based upon the terms of the Merger Agreement, any of the Ancillary Agreements, any Letter of Transmittal or any other document, certificate or Contract executed or delivered in connection with the Merger Agreement; or (ii) for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any certificate of incorporation, indemnification agreement or bylaws of the Company or any of its Subsidiaries with respect to such Shareholder, any of its Affiliates or their respective designated members of the board of directors of the Company or any of its Subsidiaries solely to the extent set forth in Section 6.5 of the Merger Agreement.

(d) Notwithstanding the foregoing provisions of this Section 4, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto.

Section 6 Convertible Notes Amendment. The Company and each Shareholder that is a holder of Convertible Note(s) agrees that notwithstanding Sections 2.3(c) and 2.5 of the 2019 NPA and 2020 NPA, as applicable, or any other provision thereof, such Shareholder waives its right to any “Transaction Payment” (as defined in the 2019 NPA or 2020 NPA, as applicable), or for such Convertible Notes to be repaid or repurchased in connection with a Corporate Transaction (as defined in the 2019 NPA or 2020 NPA, as applicable) and agrees that all such Convertible Note(s) shall automatically (without any further action on the part of the Company, such Shareholder or any other investor or other holder of a Convertible Note) convert into Company Series B Preference Shares in accordance with Section 1(f)(iii)(including clause (B) thereof) of the 2019 NPA or 2020 NPA, as the case may be, as of immediately prior to the Initial Merger Effective Time in accordance with Section 2.1(b) of the Merger Agreement, and for the avoidance of doubt, the Shareholders waive the right to receive a Change of Control Notice (as defined therein) in connection the Transactions. For the avoidance of doubt, all Company Preference Shares (including such Series B Preference Shares) will automatically, and without any further action on the part of any Person, convert into Stockholder Merger Consideration at the same exchange ratio as the Company Exchange Ratio applied to the Company Ordinary Shares in accordance with Section 2.2(g)(i) of the Merger Agreement.

Section 7 General.

7.1. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

If to SPAC:

CF Acquisition Corp. V

110 East 59th Street

New York, NY 10022

Attention: Chief Executive Officer

Email: CFV@cantor.com

with a copy to (which shall not constitute notice):

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Attention: Kenneth A. Lefkowitz
Facsimile: +1 212 299-6557
Email: ken.lefkowitz@hugheshubbard.com

If to the Company or PubCo:

Nettar Group Inc.
Email: ceo@satellogic.com, gc@satellogic.com
Attention: Emiliano Kargieman

with a copy (which shall not constitute notice) to:

Friedman Kaplan Seiler & Adelman LLP
7 Times Square
New York, NY 10036-6516
Email: areindel@fklaw.com
Attention: Asaf Reindel

and

Greenberg Traurig LLP
333 SE 2nd Avenue
Suite 4400
Miami, FL 33131
Email: annexa@gtlaw.com
Attention: Alan I. Annex

If to a Shareholder, at such Shareholder’s address set forth on Schedule I with a copy (which shall not constitute notice) to:

Friedman Kaplan Seiler & Adelman LLP
7 Times Square
New York, NY 10036-6516
Email: areindel@fklaw.com
Attention: Asaf Reindel

and

Greenberg Traurig LLP
333 SE 2nd Avenue
Suite 4400
Miami, FL 33131
Email: annexa@gtlaw.com
Attention: Alan I. Annex

7.2 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

7.3 Entire Agreement. This Agreement, including the documents and the instruments referred to herein, together with the Merger Agreement and each Ancillary Agreement to which a Shareholder is a party constitute the entire agreement among the parties to this Agreement with respect to the Transactions and supersede any other agreements whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between such parties except as expressly set forth in this Agreement, the Merger Agreement and each Ancillary Agreement to which a Shareholder is a party.

7.4 Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 11.7 and 11.14 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

7.5 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

7.6 Failure or Delay Not Waiver; Remedies Cumulative. No provision of this Agreement may be waived except by a written instrument signed by the party against whom such waiver is to be effective. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay on the party of any party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available.

7.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any party hereto without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence shall be null and void ab initio. Subject to this Section 6.7, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

7.8 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

7.9 Enforcement.

(a)   Shareholder expressly acknowledges and agrees that (i) it is receiving good and valuable consideration sufficient to make this Agreement, and each of the terms herein, binding and fully enforceable, each of the restrictions contained in this Agreement are supported by adequate consideration and are reasonable in all respects (including with respect to subject matter, time period and geographical area) and such restrictions are necessary to protect SPAC’s interest in, and value of, the Company’s business (including the goodwill inherent therein) and (ii) SPAC and the Company would not have entered into the Merger Agreement and this Agreement or consummate the transactions contemplated thereby or hereby without the restrictions contained in this Agreement.

(b)   The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(c)   The parties hereto further agree that (i) by seeking the remedies provided for in this Section 7.9, no party hereto shall in any respect waive its rights to seek any other form of relief that may be available to it under this Agreement (including damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 7.9 are not available or otherwise are not granted, and (ii) nothing set forth in this Agreement shall require any party hereto to institute any Action for (or limit such party’s right to institute any Action for) specific performance under this Section 7.9 prior to pursuing any other form of relief referred to in the preceding clause (i).

7.10 Costs and Expenses. Each party to this Agreement will pay his, her or its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

7.11 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. Except as provided otherwise in Section 3, no party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement and except as provided otherwise in Section 2, prior to the Closing, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 7.11.

7.12 Publicity.

(a)   All press releases or other public communications of any Shareholder relating to this Agreement and the Transactions shall be subject to the prior written approval of SPAC and the Company, which approval shall not be unreasonably withheld; provided, that no Shareholder shall be required to obtain consent pursuant to this Section 7.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 7.12(a); provided, however, nothing herein shall prohibit Shareholder from indicating that it was an early investor in the Company.

(b)   The restriction in Section 7.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Shareholder making the announcement shall use its reasonable efforts to consult with SPAC and the Company in advance as to its form, content and timing.

7.13. Termination. This Agreement shall terminate on the earlier to occur of (a) the Closing, (b) the termination of the Merger Agreement in accordance with its terms or (c) with respect to the obligations of any certain Shareholder hereunder, the amendment or modification of the Merger Agreement (including, for the avoidance of doubt, the exhibits attached thereto) without such Shareholder’s consent in a manner that materially adversely affects such Shareholder; provided, however, that no termination of this Agreement shall relieve or release any Shareholder from any obligations or liabilities arising out of such Shareholder’s breaches of this Agreement prior to such termination. Notwithstanding the foregoing, Section 4 shall survive any termination of this Agreement pursuant to this Section 7.13(a).

7.14 Capacity as Shareholder. Each Shareholder signs this Agreement solely in such Shareholder’s capacity as a Shareholder of the Company, and not in such Shareholder’s capacity as a director (including “director by deputization”), board observer, officer or employee of the Company, if applicable. Nothing herein shall be construed to limit or affect any actions or inactions by such Shareholder or any representative of Shareholder, as applicable, serving as a director of the Company or any Subsidiary of the Company, acting in such person’s capacity as a director of the Company or any Subsidiary of the Company (it being understood and agreed that the Merger Agreement contains provisions that govern the actions or inactions by the directors of the Company with respect to the Merger and the other Transactions).

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Support Agreement as of the date first written above.

CF ACQUISITION CORP. V
By:
Name:
Title:

SATELLOGIC INC.
By:
Name:
Title:

NETTAR GROUP, INC.
By:
Name:
Title:

[Signatures continue on following pages]

[Signature Page to Shareholder Support Agreement by and among CF Acquisition Corp. V, PubCo, Nettar Group, Inc. and the shareholders of Nettar Group, Inc. party thereto]

[SHAREHOLDER]

[SHAREHOLDER]

[Add additional signature blocks as needed]

[Signature Page to Shareholder Support Agreement by and among CF Acquisition Corp. V, [PubCo], Nettar Group, Inc. and the shareholders of Nettar Group, Inc. party thereto]

SCHEDULE I

Shareholder & Notice Address	Number and Class of Company Shares	Company Options	Beneficial or Record Ownership

Exhibit A

Form of Spousal Consent

SHAREHOLDER SUPPORT AGREEMENT

AND LOCK-UP AGREEMENT SPOUSAL CONSENT

I ____________________, spouse of ____________________, have read and approve the foregoing Shareholder Support Agreement, and that certain Lock-Up Agreement, dated as of date hereof, by and among my spouse, CF Acquisition Corp. V, [PubCo] and Nettar Group Inc., and, if required to be signed by my spouse, that certain Lock-Up Agreement, dated as of the date hereof, by and among my spouse and [PubCo] (collectively, the “Agreements”). In consideration of the terms and conditions as set forth in the Agreements, I hereby appoint my spouse as my attorney-in-fact with respect to the exercise of any rights and obligations under the Agreements, and agree to be bound by the provisions of the Agreements insofar as I may have any rights or obligations in the Agreements under the community property laws or similar laws relating to marital or community property in effect in the state of our residence as of the date of the Agreements.

Date _____________________________________________

Signature of Spouse _________________________________

Printed Name of Spouse ______________________________

WITNESSED BY:

Date ____________________________________________

Signature ________________________________________

Printed Name _____________________________________